Exhibit (j)(29) under Form N-1A

Exhibit 24 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of

Federated Income Securities Trust

We consent to the use of our report, dated November 22, 2016, with respect to the financial statements of Federated Prudent DollarBear Fund, a portfolio of Federated Income Securities Trust, as of September 30, 2016 and for each of the years then ended presented therein, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

April 5, 2017